Exhibit 4.26
English Translation
Loan agreement
This loan agreement (this “Agreement”) is executed by the following parties in Shenzhen, People’s Republic of China on  March 12, 2010.
Lender: Shenzhen Wentai Education Industry Development Co., Ltd. (“Wentai Education”)
Registered address: Unit 40, 4/F, Block A, Fortune Plaza, Shennan Road Central, Shenzhen
Borrower A: Dong Xu
Residential Address:  _____
ID No:  _____
Borrower B: Qicai Du
Residential Address:  _____
ID No:  _____
Borrowers A and B are hereinafter collectively referred to as the “Borrowers”.
WHEREAS:
1.	Borrowers A and B intend to collaboratively establish “Shenzhen Wentai Investment Co., Ltd.” (the “Target Company”), a limited liability company under the law of the People’s Republic of China, with a registered capital of RMB 30 million. After the incorporation of the Target Company, Borrowers A and B will respectively hold 70% and 30% of the equity interest in the Target Company.
2.	The Lender agrees to lend to the Borrowers, and the Borrowers agree to borrow from the Lenders the loan specified in this Agreement, all of which shall be used as the registered capital of the Target Company.
Article 1 Definition
1.1	Unless otherwise specified, the following terms shall have the following meanings in this Agreement:
“Withdrawal Date” shall mean the date on which the Lender actually pays the loan amount to the Borrowers; Depending on the circumstances, there may be multiple Withdrawal Dates;
“Agreement” refers to this loan agreement, and any amendments, supplements or other modifications made thereto from time to time;

“Bank Working Day” shall mean the days on which commercial banks in China are open to public for business (other than statutory public holidays);
“Principal” shall mean the determined amount of Renbimin to be lent by the Lender to the Borrowers pursuant to this Agreement.
“Material Adverse Impact” refers to the subject matters listed below that will have a material adverse impact:
(a) The legality, validity and enforceability of this Agreement; or
(b) The capacity of the Borrowers to comply with and perform their obligations under this Agreement;
(c) The Lender’s right under this Agreement; or
(d) The ability of the Borrowers to engage in its current businesses.
“China” shall mean People’s Republic of China (for the purpose of this Agreement, China does not include Hong Kong SAR, Macau SAR and the Taiwan province)
“Tax” shall include any taxes, customs or other expenses (including penalties or late charge imposed as a result of accruals or deferrals in the payment of the aforementioned tax items, or failure or delays to report tax returns) that may currently or in the future be levied or withheld by the government or other finance authorities.
Article 2 Loan
2.1	Loan
In accordance with the terms and conditions of this Agreement, the Borrower agrees to lend to the Borrowers, and the Borrowers agree to borrow from the Lender a total amount of RMB 30 million (“Principal”), of which Borrower A shall borrow RMB 21 million and Borrower B shall borrow RMB 9 million from the Lender. The Borrowers shall undertake joint and several liability for the repayment of the Principal to the Lender, its assignee or transferee.
The loan make be taken out in installments. The Lender and the Borrowers shall agree upon the Withdrawal Date and the loan amount to be withdrawn according to the actual schedule of registered capital increase of the Target Company. The Borrowers agree to sign an acknowledge receipt in the form set forth in Annex 1 to confirm receipt of the loan amount.
2.2	Interest
There is 0% interest rate on this loan.

2.3	Repayment of loan
Because the Lender agrees to provide the loan at 0% interest rate, the Borrowers agree to immediately repay the Principal upon receipt of a repayment notice from the Lender, and not to repay the Principal on their own initiative ahead of schedule without the prior written consent of the Lender.
The Borrowers shall repay the Principal with the consideration (the “Consideration”) they are entitled to receive for transferring their equity interests in the Target Company to the Lender. The Lender agrees not to demand the Borrowers to pay any amounts additional to the Consideration.
Article 3 Taxation
The Lender and the Borrowers shall, in accordance with the relevant law, be responsible for any tax payable arising from the execution of this Agreement or the loan hereunder.
Article 4 Representations and Warranties
4.1	Representations and Warranties
Each of the Borrowers represents and warrants that:
(a) He is a citizen of the People’s Republic of China with full legal capacity;
(b) He has the capacity to execute this Agreement and perform the obligations hereunder;
(c) He has the requisite authorizations to execute this Agreement and perform or cause to be performed the obligations hereunder;
(d) His obligations hereunder are valid, binding and enforceable under the respective provisions;
(e) This Agreement or the loan under this Agreement is not in violation of any law, regulation or administrative order, or any obligations or undertakings that he or his assets are subject to.
(f) He is not engaged in any conduct that violates the law, regulations, administrative orders, deeds, undertakings or obligations that may currently or in the future impose any Material Adverse Impact on him or any of his assets.
(g) There do not and will not potentially exist any litigation or legal proceedings that may threaten him or any of his assets in court, administrative proceedings or arbitration court.
(h) He is the beneficial owner of all the assets and the businesses that he is involved in with the highest priority. There do not exist any pledge or other encumbrances on the equity interest that he owns in the Target Company. Within the validity period of this Agreement, without the prior consent of the Lender, he shall not impose any pledge or other encumbrances on the equity interests that he owns in the Target Company.

4.2	Additional Representations and Warranties
The above representations and warranties shall be deemed to be made on the Effective Date.
Article 5 Miscellaneous
5.1	Effectiveness
This Agreement shall become effective upon the execution of this Agreement (the “Effective Date”).
5.2	Governing jurisdiction
The execution, validity, interpretation, enforceability of this Agreement and any dispute arising therefrom shall be resolved and interpreted according to the law of People’s Republic of China.
5.3	Dispute Resolution
Any dispute, struggle or controversy (the “Dispute”) arising from or relating to this Agreement, or any breach of contract, termination or voidance of this Agreement shall first be resolved through friendly negotiation among the parties. If the parties cannot resolve the Dispute within 15 working days after the delivery of notice on the Dispute, the Dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Shenzhen. The medium of arbitration shall be Chinese. The arbitral award shall be final and binding on the parties.
5.4	Assignment and Transfer
(a) This Agreement shall be binding on the Lender, the Borrowers and their respective assignees or transferees. Without the prior consent of the Lender, the Borrowers shall not assign or transfer their rights or obligations under this Agreement.
(b) The Lender is entitled to assign, exchange or transfer its rights, benefits or obligations in whole or in part under this Agreement without the consent of the Borrowers. In order for the Lender to complete the above-said assignment, exchange or transfer, the Borrowers hereby agree to execute any documents or complete any registrations necessary for that purpose.
5.5	Amendment
This Agreement may only be amended by way of a written agreement between the authorized signatories of the contracting parties.

5.6	Entirety
This Agreement constitutes the entirety of the subject matter contemplated hereunder. It substitutes any and all the previous written or verbally concluded agreements or memorandum.
5.7	Duplicates
This Agreement may be signed on copies, each of which shall be deemed the original upon execution by the parties. Each copy confers the same legal effect.
[Signature page to follow]

Shenzhen Wentai Education Industry Development Co., Ltd.
[Company seal of Shenzhen Wentai Education Industry Development Co., Ltd. is affixed]
Dong Xu

/s/ Dong Xu
Qicai Du

/s/ Qicai Du